UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2014

SPHERIX INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7927 Jones Branch Drive, Suite 3125 Tysons Corner, VA	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    OTHER EVENTS

Lockup Agreement

On January 27, 2014, Spherix Incorporated (the “Company”) entered into a lockup agreement with certain holders of an aggregate of 1,508,148 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and shares of Common Stock issuable upon conversion of shares of Series D-1 Convertible Preferred Stock, which are included in the Company’s Registration Statement on Form S-1 (File No.333-192737) (the “Lockup Agreement” and such 1,508,148 shares, the “Locked Up Shares”).  The holders of the Locked Up Shares have agreed, for so long as such holders own such shares, not to sell any Locked Up Shares unless either (i) if such sale price is at least $6.00 per share, the cumulative amount sold by such holder (including the anticipated sale) does not exceed such holder's pro rata portion of 60% of the composite aggregate trading volume of the Common Stock during the period beginning on the date that the Registration Statement is declared effective and ending on the date of sale (the “Lockup Measuring Period) or (ii), if the sale price is less than $6.00 per share, the cumulative amount sold by such holder does not exceed such holder's pro rata portion of 20% of the composite aggregate trading volume during the Lockup Measuring Period.

The foregoing does not purport to be a complete description of the terms of the Lockup Agreement and is qualified in its entirety by the full text of the Lockup Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Press Release

On January 27, 2014, the Company issued the press release, attached hereto as Exhibit 99.2

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Form of Lockup Agreement
99.2	Press Release dated January 27, 2014

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, a amended the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 27, 2014

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer